UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2005

Sprint Nextel Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Kansas	1-04721	48-0457967
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2001 Edmund Halley Drive , Reston, Virginia		20191
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-433-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Treatment of Equity-Based Awards in New Local Company Spin-Off

On December 12, 2005, the Human Capital and Compensation Committee (the "Committee") of the board of directors of Sprint Nextel Corporation ("Sprint Nextel") approved a framework for the treatment of Sprint Nextel equity-based awards in connection with the contemplated spin-off (the "Spin-Off") of Sprint Nextel’s incumbent local telecommunications business that will be implemented through a dividend to Sprint Nextel shareholders of the equity interests of a newly formed subsidiary of Sprint Nextel that will own and operate that business (the "New Local Company"). The basic terms of this framework are as follows:

· Options to purchase shares of Sprint Nextel common stock held by a Sprint Nextel employee who becomes an employee of the New Local Company at the time of the Spin-Off would be converted into new options to purchase shares of New Local Company common stock. The framework approved by the Committee contemplates that the number of shares of New Local Company stock underlying the New Local Company options and the exercise price of those options will be adjusted so that the intrinsic value of the New Local Company options (i.e., the difference, at the time of the Spin-Off, between the value of the stock underlying the options and the aggregate exercise price of such options) will be approximately equal to that of the converted Sprint Nextel options before the Spin-off. Such adjustment, in an amount yet to be determined, will be based on the relative values of the Sprint Nextel and New Local Company equity interests at the time of the Spin-Off.

· The exercise price of, and number of shares of Sprint Nextel common stock underlying, options to purchase shares of Sprint Nextel common stock held by any other current or former Sprint Nextel employee would be adjusted, in an amount yet to be determined, to maintain the intrinsic value of such options, pursuant to the terms of the applicable Sprint Nextel equity incentive plans, taking into account the value of the Sprint Nextel stock immediately prior to and following the Spin-Off.

· Shares of Sprint Nextel restricted stock held by Sprint Nextel employees at the time of the Spin-Off (including those held by all Sprint Nextel employees who will become employees of the New Local Company) will be treated the same as other outstanding shares of Sprint Nextel common stock in the Spin-Off with the holder of the Sprint Nextel restricted stock entitled to receive a dividend of common stock of the New Local Company in the Spin-Off.

· Restricted stock units awarded pursuant to Sprint Nextel equity incentive plans and held by Sprint Nextel employees at the time of the Spin-Off (including those held by Sprint Nextel employees who will become employees of the New Local Company, with the exception of Daniel Hesse, Chief Executive Officer, Local Telecommunications Division, as described below) would be treated in a manner equivalent to the treatment of outstanding shares of Sprint Nextel common stock in the Spin-Off. In addition to continuing to hold restricted stock units representing the right to receive shares of Sprint Nextel common stock, the holder of restricted stock units will be entitled to receive, with respect to each unit, the number of restricted stock units in the New Local Company equivalent to the number of shares of New Local Company common stock that would be received with respect to a share of Sprint Nextel common stock in the Spin-Off. Restricted stock units held by Mr. Hesse will be converted entirely into restricted stock units of the New Local Company upon the Spin-Off as provided under his employment agreement.

New Local Company Compensation Program

The Committee approved a compensation program for those Sprint Nextel employees who will be part of the senior management team of the New Local Company at the time of the Spin-Off. This program will not include certain executive perquisites that previously had been provided to certain officers of Sprint Nextel. As part of this program, effective January 1, 2006, Mr. Hesse’s executive perquisites will be eliminated and the value of these perquisites will be added to his base salary. Giving effect to these changes, Mr. Hesse’s annual base salary for 2006 will be $938,400 and his annual target bonus opportunity for 2006 will be 120% of his base salary, or $1,126,080.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sprint Nextel Corporation

December 16, 2005	By:	/s/ Gary D. Begeman

Name: Gary D. Begeman
Title: Vice President